Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-175408, 333-184837 and 333-189415) and Form S-8 (File Nos. 333-179264 and 333-184869) of our report dated March 31, 2014 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated balance sheets of Crumbs Bake Shop, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows in the two year period ended December 31, 2013, which appears in this Annual Report on Form 10-K.

/s/ Rothstein Kass

Roseland, New Jersey

March 31, 2014